                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule
                 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

      ----------------------------------------------------------------------------------
                       (Name of Registrant as Specified In Its Charter)

                        LTC PROPERTIES, INC.
      ----------------------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
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
                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 23, 2000

    Our 2000 annual meeting of stockholders will be held on Friday, June 23, 2000, at 10:00 a.m., local time, at Marriott Residence Inn, Oxnard, California 93030, for the following purposes:

    (1) To elect a board of six directors for the ensuing year or until the election and qualification of their respective successors;

    (2) To act upon a proposed amendment to Article VII of the Company's Articles of Incorporation to increase the authorized number of shares of the Preferred Stock from 10,000,000 to 20,000,000; and

    (3) To transact such other business as may properly come before the meeting.

    Only stockholders whose names appear of record on our books at the close of business on MARCH 31, 2000 are entitled to notice of, and to vote at, such annual meeting or any adjournments of such annual meeting.

    All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy promptly in the postage-paid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors

                                          /s/ James J. Pieczynski

                                          James J. Pieczynski
                                          President and Chief Financial Officer

Oxnard, California
May 25, 2000

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE
    AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED STAMPED
                                   ENVELOPE.

                              LTC PROPERTIES, INC.

                            ------------------------

                                PROXY STATEMENT

SOLICITATION

    This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held on June 23, 2000 and at any and all adjournments of our annual meeting. The approximate date on which this proxy statement and the form of proxy solicited on behalf of our Board of Directors will be sent to our stockholders is May 25, 2000.

VOTING RIGHTS

    On March 31, 2000, the record date for the determination of stockholders entitled to notice of, and to vote at, our annual meeting, we had 26,053,254 shares of common stock outstanding. Each share of common stock is entitled to one vote on all matters properly brought before the annual meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum for the transaction of business at the annual meeting.

VOTING OF PROXIES

    Shares of common stock represented by all properly executed proxies received in time for the annual meeting will be voted in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares will be voted FOR the election of the nominees named in this Proxy Statement as Directors, and FOR the proposed amendment to our Articles of Incorporation.

    Our management and Board of Directors know of no matters to be brought before the annual meeting other than as set forth herein; no stockholder proposals were received by us on or before December 24, 1999, the deadline for inclusion of such proposals in this Proxy Statement. Other business may properly come before the annual meeting, and in that event, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

REVOCABILITY OF PROXY

    The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to our Corporate Secretary that the proxy is revoked, by delivering to us a later-dated proxy executed by the person executing the prior proxy, or by attending the annual meeting and voting in person.

    Our principal executive offices are located at 300 Esplanade Drive, Suite 1860, Oxnard, California, 93030.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

    At the annual meeting, six directors will be elected to hold office until the 2001 annual meeting of stockholders and, in each case, until their respective successors have been duly elected and qualified.

    The nominees for election as directors at the annual meeting are Andre C. Dimitriadis, James J. Pieczynski, Edmund C. King, Wendy L. Simpson, Timothy J. Triche, M.D. and Sam Yellen, each of whom is presently serving as a director of our company. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of the nominees named above to hold office as directors until the 2001 annual meeting of stockholders and until their respective successors have been duly elected and qualified.

    If any nominee becomes unavailable to serve as a director for any reason (which event is not anticipated), the shares of common stock represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies.

                        DIRECTORS AND EXECUTIVE OFFICERS

    This table shows information concerning our directors and executive officers. Each executive officer is elected by the directors, serves at the pleasure of the Board of Directors and holds office until a successor is elected or until resignation or removal.

NAME                                          AGE                           POSITION
----                                          ---      ---------------------------------------------------
Andre C. Dimitriadis......................     59      Chairman, Chief Executive Officer and Director

Christopher T. Ishikawa...................     36      Senior Vice President and Chief Investment Officer

Edmund C. King............................     65      Director

Julia L. Kopta............................     50      Senior Vice President, General Counsel and
                                                       Corporate Secretary

James J. Pieczynski.......................     37      President, Chief Financial Officer and Director

Wendy L. Simpson..........................     51      Vice Chairman and Director

Timothy J. Triche, M.D....................     56      Director

Sam Yellen................................     69      Director

    ANDRE C. DIMITRIADIS founded LTC Properties in 1992 and has been its Chairman and Chief Executive officer since its inception. Mr. Dimitriadis is a member of the board of LTC Healthcare, Inc. and Magellan Health Services.

    CHRISTOPHER T. ISHIKAWA has served as Senior Vice President and Chief Investment Officer since September 1997. Prior to that, he served as Vice President and Treasurer of LTC Properties since April 1995. Prior to joining LTC Properties, he was employed by MetroBank from December 1991 to March 1995, where he served as First Vice President and Controller.

    EDMUND C. KING is a general partner of Trouver Capital Partners, an investment banking firm located in Los Angeles, California and Provo, Utah. Previously, Mr. King was Ernst & Young LLP's Southern California senior health care partner from 1973 through September 30, 1991. Mr. King has been a director since 1992.

    JULIA L. KOPTA has served as Senior Vice President, General Counsel and Corporate Secretary since January 2000. Prior to that, she served as Special Counsel to the Chief Executive Officer of Coram Healthcare Corporation from September 1999 through November 1999. From October 1993 to October 1997, she served as Executive Vice President, General Counsel and Corporate Secretary of Transitional Hospitals Corporation.

    JAMES J. PIECZYNSKI has served as President and Director since September 1997 and Chief Financial Officer of LTC Properties since May 1994. From May 1994 to September 1997, he also served as Senior Vice President of LTC Properties. He joined LTC Properties in December 1993 as Vice President and Treasurer.
Mr. Pieczynski is a member of the board of LTC Healthcare, Inc.

    WENDY L. SIMPSON has been Vice Chairman since April 2000. Prior to that she was a financial advisor to Coram Healthcare Corporation, a healthcare organization, from November 1999 through March 31, 2000 and was Coram's Executive Vice President and Chief Financial Officer from March 1998 to
November 1999. Prior to joining Coram, Ms. Simpson was Executive Vice President, Chief Financial Officer, Chief Operating Officer and director of Transitional Hospitals Corporation from December 1994 to August 1997 and Senior Vice President and Chief Financial Officer from July 1994 to December 1994.
Ms. Simpson has been a director since 1995.

    TIMOTHY J. TRICHE, M.D. has been the Chairman of the Department of Pathology and Laboratory Medicine at Childrens Hospital Los Angeles since 1988. He has also been a Professor of Pathology and Pediatrics at the University of Southern California Keck School of Medicine in Los Angeles, California since 1988.
Dr. Triche has been a director since May 2000.

    SAM YELLEN has been self-employed as a consultant since his retirement in 1990 from KPMG Peat Marwick LLP where he was a partner since 1968. Currently, he serves as a member of the board of directors of Beverly Funding Corporation, Del Webb Corporation, Downey Financial Corporation, and Wedbush Morgan Securities, Inc. Mr. Yellen has been a director since 1992.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

    During 1999, the Board of Directors met eight times and each of the incumbent directors attended more than 75% of the total number of meetings of the Board of Directors and committees on which the director served. The Board of Directors has an Audit Committee and a Compensation Committee. There is no standing Nominating Committee or other committee performing similar functions.

    During 1999, the Audit Committee was comprised of Mr. Yellen, Chair,
Ms. Simpson and Mr. King. On April 1, 2000 Ms. Simpson became Vice Chairman of the Company and resigned from the Audit Committee. Effective May 2000,
Dr. Triche replaced Ms. Simpson on the Audit Committee. The Audit Committee held one meeting during fiscal 1999. The Audit Committee is authorized to select and recommend to the Board of Directors the independent auditors to serve us for the ensuing year, review with the independent accountants the scope and results of the audit, review management's evaluation of our system of internal controls, and review non-audit professional services provided by the independent accountants and the range of audit and non-audit fees. To ensure independence of the audit, the Audit Committee consults separately and jointly with the independent accountants and management.

    During 1999, the Compensation Committee was comprised of Ms. Simpson, Chair and Messrs. King and Yellen. On April 1, 2000, Ms. Simpson became Vice Chairman of the Company and resigned from the Compensation Committee. Effective April 1, 2000, Mr. King became the Chair of the Committee. Effective May 2000,
Dr. Triche replaced Ms. Simpson on the Compensation Committee. The Compensation Committee held one meeting during 1999. The Compensation Committee reviews and approves the compensation of our executive officers and determines our general compensation policy. The Compensation Committee also is responsible for the administration of our Amended and Restated 1992 Stock

Option Plan and our 1998 Equity Participation Plan and is authorized to determine the options and restricted stock to be granted under such plans and the terms and provisions of such options.

    Each non-employee director receives a fee of $10,000 per year for services as a director plus $500 for attendance in person at each meeting of the Board of Directors or of any committee meeting held on a day on which the Board of Directors does not meet. In addition, we reimburse the directors for travel expenses incurred in connection with their duties as directors of our company.

    Directors participate in LTC Properties' Amended and Restated 1992 Stock Option Plan and our 1998 Equity Participation Plan. Both plans permit the Compensation Committee to grant nonqualified stock options or restricted shares to directors from time-to-time. No stock options were granted to any directors during 1999. During 1999, Messrs. King, Yellen and Ms. Simpson were granted 2,600, 2,600 and 3,080 shares of restricted stock, respectively. In addition, directors are eligible to participate in our Amended Deferred Compensation Plan whereby non-employee directors are entitled to receive annual deferred compensation equal to a minimum of $10,000 per year. All contributions made by us to the deferred compensation plan trust are invested in shares of our common stock. In 1999, we contributed $10,000 to the deferred compensation account for the benefit of each of our non-employee directors.

                PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

    This table shows information as of March 31, 2000 with respect to the beneficial ownership of our common stock by (1) each person who is known by us to own beneficially more than 5% of our common shares based on copies received by us of the most recent Schedule 13D or 13G filings with the Securities and Exchange Commission pursuant to rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (2) each director, (3) each executive officer and (4) the directors and executive officers as a group.

                                                   SHARES BENEFICIALLY OWNED
                                          -------------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER      COMMON STOCK(1)(2)(3)   PERCENT OF CLASS(3)
------------------------------------      ---------------------   -------------------
FRANKLIN RESOURCES, INC.................        2,358,664(4)             9.1%
  777 Mariners Island Blvd.
  San Mateo, CA 94404

ANDRE C. DIMITRIADIS....................          907,327(5)             3.5%

JAMES J. PIECZYNSKI.....................          202,411(5)           *

CHRISTOPHER T. ISHIKAWA.................          135,786(5)           *

JULIA L. KOPTA..........................           20,000              *

EDMUND C. KING..........................           70,887(5)(6)        *

WENDY L. SIMPSON........................           52,010(5)(7)        *

TIMOTHY J. TRICHE, M.D..................               --              *

SAM YELLEN..............................           69,742(5)           *

All directors and executive officers as         1,458,163                5.6%
  a group (8 persons)...................

------------------------

*   Less than 1%

(1) Except as otherwise noted below, all shares are owned beneficially by the individual or entity listed with sole voting and/or investment power.

(2) As of March 31, 2000, Ms. Simpson had 5,000 shares that were exercisable. No other director or executive officer had any exercisable shares as of that date.

(3) For purposes of computing the percentages, the number of shares outstanding includes shares purchasable by such individual or entity within 60 days upon conversion of outstanding convertible securities.

(4) Based solely upon information contained in a Schedule 13G provided to us, Templeton Global Advisors Limited had sole voting and sole dispositive power with respect to 1,610,900 shares; Templeton Investment Management Limited had sole voting and sole dispotive power with respect to 521,764 shares; and Franklin Advisors, Inc. had sole voting and sole dispotive power with respect to 226,000 shares.

(5) Includes 122,937, 37,290, 28,386, 6,142, 4,965, and 6,142 shares held in the deferred compensation trust for Messrs. Dimitriadis, Pieczynski, Ishikawa, King, Ms. Simpson and Mr. Yellen, respectively. The sole voting and dispositive power is held by Harris Trust and Savings Bank as Trustee for the deferred compensation trust.

(6) Includes 1,145 shares held by spouse in an individual retirement account.

(7) Includes 2,215 shares held by spouse.

                             EXECUTIVE COMPENSATION

    This table shows the compensation paid to the Chief Executive Officer and the other three most highly paid executive officers for the past three fiscal years.

                                                                                  LONG TERM COMPENSATION
                                                                         -----------------------------------------
                                           ANNUAL COMPENSATION           RESTRICTED   SECURITIES
NAME &                              ----------------------------------     STOCK      UNDERLYING      ALL OTHER
PRINCIPAL POSITION                    YEAR       SALARY        BONUS     AWARDS(1)     OPTIONS     COMPENSATION(2)
------------------                  --------   ----------     --------   ----------   ----------   ---------------
Andre C. Dimitriadis..............    1999      $400,000      $     --   $  248,860          --        $562,400
  Chairman & Chief                    1998       400,000            --           --          --          62,400
  Executive Officer                   1997       400,000       400,000    1,580,000          --          62,400

James J. Pieczynski...............    1999       265,000            --      136,620          --         171,000
  President & Chief                   1998       265,000            --           --          --          31,000
  Financial Officer                   1997       190,000       265,000      948,000          --          17,700

Christopher T. Ishikawa...........    1999       225,000            --       96,600          --         143,500
  Senior Vice President &             1998       206,250            --           --          --          21,000
  Chief Investment Officer            1997       112,500       150,000      711,000          --           1,000

Pamela J. Privett(3)..............    1999        10,417            --           --          --         175,000
  Senior Vice President &             1998       250,000            --           --          --          21,000
  General Counsel                     1997        55,208       150,000      711,000          --           1,100

------------------------

(1) Restricted stock awards are valued at their fair market value based on the per share closing price of the Company's common stock on the New York Stock Exchange on the date of grant. In March 1999, all outstanding shares of restricted stock were cancelled and replaced with a new restricted stock grant with a performance based vesting schedule. In connection with this, during 1999 Messrs. Dimitriadis, Pieczynski and Ishikawa were granted net new shares of 21,140, 11,880 and 8,400, respectively. Messrs. Dimitriadis, Pieczynski and Ishikawa and Ms. Privett were granted 80,000, 48,000, 36,000 and 36,000 shares, respectively of restricted stock in 1997. Restricted stock holdings as of December 31, 1999 and their fair market value based on the per share closing price of $8.4375 on December 31, 1999 were as follows:

                                                   NUMBER OF            VALUE ON
NAME                                           RESTRICTED SHARES   DECEMBER 31, 1999
----                                           -----------------   ------------------
Andre C. Dimitriadis.........................        90,888             $766,868

James J. Pieczynski..........................        49,896              420,998

Christopher T. Ishikawa......................        35,280              297,675

    Dividends are payable on the restricted shares to the extent and on the same date as dividends are paid on our common stock. Messrs. Dimitriadis, Pieczynski and Ishikawa vested in 38,952, 21,384 and 15,120 shares respectively in 1999. The remaining restricted shares vest at the rate of 10% of the original unvested amount per year beginning January 1, 2001 provided that the Company's funds from operations per share has increased in the previous year. During 1997, the Board of Directors authorized the accelerated vesting of 18,800, 7,600, 4,000 and 6,000 shares of restricted stock granted in 1996 for Messrs. Dimitriadis, Pieczynski and Ishikawa and Ms. Privett, respectively. There were no stock options granted to executive officers during the year ended December 31, 1999, 1998 or 1997.

(2) Such amounts, with the exception of the $175,000 of other compensation paid to Ms. Privett in 1999, represent our contribution to the named individual's deferred compensation account.

(3) Effective February 26, 1999, Ms. Privett resigned from our employment. The 1999 other compensation paid to Ms. Privett represents a payment in connection with Ms. Privett's resignation of employment with the Company.

             AGGREGATED OPTION EXERCISES IN 1999 AND OPTION VALUES
                              AT DECEMBER 31, 1999

    No stock options were exercised during fiscal 1999 by any of the executive officers and no unexercised options were held as of December 31, 1999 by any of the executive officers.

EMPLOYMENT AGREEMENTS

    On March 26, 1999, we entered into employment agreements with Messrs. Dimitriadis, Pieczynski and Ishikawa. The employment agreements dated March 26, 1999 amend and restate employment agreements dated June 30, 1998 between LTC Properties and Messrs. Dimitriadis, Pieczynski and Ishikawa.
Mr. Dimitriadis, as Chairman and Chief Executive Officer, has been provided with a four-year "ever-green" employment contract. Mr. Dimitriadis' current annual base salary is $400,000. Mr. Pieczynski, as President and Chief Financial Officer, has been provided with a three-year "ever-green" employment contract. Mr. Pieczynski's current annual base salary is $265,000. Mr. Ishikawa, as Senior Vice President and Chief Investment Officer, has been provided with a two-year "ever-green" employment contract. Mr. Ishikawa's current annual base salary is $225,000. The employment agreements provide that the base salaries of Messrs. Dimitriadis, Pieczynski and Ishikawa may be increased at the discretion of our Board of Directors. Any increase in base salary will automatically amend each executive's respective employment agreement to provide that thereafter the executive's annual base salary will not be less than the increased base salary approved by our Board of Directors.

    If the executive officer's employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason or a change in control of our company, then we will pay the executive officer a lump sum severance payment equal to four times his base salary for Mr. Dimitriadis, three times his base salary for Mr. Pieczynski and two times his base salary for Mr. Ishikawa. Upon a change in control of our company whether or not the executive officer's employment is terminated, we will pay the executive officer a severance payment in cash equal to $5 million for Mr. Dimitriadis, $1.6 million for Mr. Pieczynski and $1.0 million for
Mr. Ishikawa. In addition, if any payment or benefit received by the executive officer from us subjects the executive officer to excise taxes under the "golden parachute" rules on payments and benefits, the executive officer will be entitled to receive an additional amount (a "gross-up payment" to make the executive officer whole for these excise taxes (and for all taxes on the gross-up payment). Notwithstanding the foregoing, we will have no liability if a executive officer's employment is terminated for cause or by voluntary resignation without a good reason. During the term of his employment by us, each executive officer will devote the time necessary to provide the services reasonably required by our Board of Directors and will not, without the express approval of our Board of Directors, engage for his own account or for the account of any other person or entity, in a business which competes with us.

    During 1999, Ms. Privett resigned as General Counsel from the Company. In connection with this separation, the Company agreed to pay $675,000 to Ms. Privett. In connection with this, the Company paid $125,000 in October 1999 and $25,000 per month for twenty months commencing in November 1999. In connection with this, $175,000 was paid to Ms. Privett in 1999.

CERTAIN TRANSACTIONS

    TRANSACTIONS WITH LTC HEALTHCARE, INC.--LTC Healthcare is a separate public company on which Messrs. Dimitriadis and Pieczynski serve as members of the Board of Directors. In addition, Messrs. Dimitriadis, Pieczynski and Ishikawa are executive officers of LTC Healthcare.

    We have entered into various agreements with LTC Healthcare, which, among other things, provide for a sharing of corporate overhead under an administrative services agreement. During 1999, LTC Healthcare reimbursed us $740,000 for administrative services. In addition, we provided LTC Healthcare with a $20.0 million unsecured line of credit that bears interest at 10% and matures in March 2008. As of

December 31,1999 approximately $6,337,000 was outstanding under the line of credit. During 1999, we recorded interest income related to the unsecured line of credit of $1,514,000.

    During 1999, the Company acquired 100% of the stock of a company that owns two assisted living facilities leased to a third party operator from LTC Healthcare for a total purchase price of $16,050,000.

    As of December 31, 1999, 17 skilled nursing facilities with a gross carrying value of $36,055,000 were leased to LTC Healthcare. Also, as of December 31, 1999, LTC Healthcare had mortgage loans secured by eight skilled nursing facilities with total outstanding principal of $30,424,000 and a weighted average interest rate of 9.18% payable to the Company's REMIC pools. During 1999, the Company recorded rental income of approximately $779,000 on properties leased to LTC Healthcare. Two of the skilled nursing facilities securing the mortgage loans payable to the Company's REMIC pools are operated by LTC Healthcare and the remaining six skilled nursing facilities are leased to third party operators. Effective January 1, 2000, LTC Healthcare began operating an additional 13 facilities with a gross carrying value of $40,009,000 that are owned by the Company. Leases on 19 of the facilities operated by Healthcare will expire in 2000 and the remaining 11 lease expirations range from 2004 to 2013.

    As of December 31, 1999, we owned 239,900 shares of LTC Healthcare common stock, representing approximately 9.8% of LTC Healthcare's outstanding common stock. Such shares were acquired in the open market subsequent to our distribution of our investment in LTC Healthcare. As of December 31, 1999, LTC Healthcare owned 194,100 shares of LTC Properties' common stock, representing less than 1% of LTC Properties' outstanding common stock.

    EMPLOYEE AND DIRECTOR STOCK OPTION LOANS--In March 1997, our Board of Directors adopted a loan program designed to encourage executives, key employees, consultants and directors to acquire common stock through the exercise of options. Under the program, we made full recourse, secured loans to participants equal to the exercise price of vested options plus up to 50% of the taxable income resulting from the exercise of options. In January 2000, the terms of the loans were amended. These loans bear interest at 6.07% and quarterly principal and interest installments are due through December 31, 2008. The amount of principal due each quarter will be equal to 50% of the difference between the cash dividends received on the shares purchased and the quarterly interest that is due. At the end of nine years, these loans will be due. Unless the Company approves otherwise, the loans must be repaid within 90 days after termination of employment for any reason, other than in connection with a change in control of our company. The outstanding principal and the number of shares of common stock and the market value of the common stock securing these loans at December 31, 1999 was:

                                                        SHARES SECURING THE LOANS
                                       OUTSTANDING   -------------------------------
NAME                                    PRINCIPAL    NUMBER OF SHARES   MARKET VALUE
----                                   -----------   ----------------   ------------
Andre C. Dimitriadis.................  $4,318,895        333,500         $2,813,906

James J. Pieczynski..................     752,438         62,500            527,344

Christopher T. Ishikawa..............     252,486         24,000            202,500

Ed King..............................     591,369         46,000            388,125

Wendy Simpson........................     147,536         10,000             84,375

Sam Yellen...........................     591,281         46,000            388,125

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    There are no "interlocks" (as defined by the rules of the Securities and Exchange Commission) with respect to any member of the Compensation and Option Committee of the Board of Directors, and this Committee consists entirely of independent, non-employee directors.

                    COMPENSATION AND OPTION COMMITTEE REPORT

    The Compensation and Option Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

    During 1999, the Compensation Committee was comprised of Ms. Simpson, Chair and Messrs. King and Yellen. On April 1, 2000, Ms. Simpson became Vice Chairman of the Company and resigned from the Compensation Committee. Effective in April 1, 2000, Mr King became the Chair of the Committee. Effective in
May 2000, Dr. Triche replaced Ms. Simpson on the Compensation Committee. The Compensation Committee reviews and approves the compensation of our executive officers and determines our general compensation policy. The Compensation Committee is also responsible for the administration of our Restated 1992 Stock Option Plan and 1998 Equity Participation Plan. The Compensation Committee is authorized to determine the options and restricted stock awards to be granted under such plans and the terms and provisions of such options and restricted stock awards. We have five executive officers, one of which is our Chief Executive Officer.

COMPENSATION PHILOSOPHY

    The Compensation Committee endeavors to ensure that the compensation programs for our executive are effective in attracting and retaining key executives responsible for its success and are administered in appropriate fashion in the long-term interests of our company and our stockholders. The Compensation Committee seeks to align total compensation for executive management with our overall performance as well as the individual performance of each executive officer. Our compensation package, which currently is comprised of base salary, bonuses, deferred compensation, stock options and restricted stock, is intended to reinforce management's commitment to enhancing profitability and stockholder value.

    In determining the level and composition of compensation for the executive officers, the Compensation Committee considers various corporate performance measures, both in absolute terms and in relation to similar companies, and individual performance measures. Although the Compensation Committee considers funds from operations per share as an important measure of our performance, the Compensation Committee does not apply any specific quantitative formula in making compensation decisions. The Compensation Committee also may evaluate the following factors in establishing executive compensation: (a) periodically, the comparative compensation surveys and other material concerning compensation levels and stock grants at similar companies; (b) our historical compensation levels and stock awards; (c) overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent; (d) financial performance of other real estate investment trusts and its peer group relative to market condition; and (e) from time to time, the Compensation Committee may seek the advice of an independent compensation consultant in assessing its overall compensation philosophy. The Compensation Committee assigns no specific weight to any of the factors discussed above in establishing executive compensation. In March 1999, all outstanding shares of restricted stock were cancelled and replaced with a new restricted stock grant with a performance based vesting schedule. In connection with this, during 1999
Messrs. Dimitriadis, Pieczynski and Ishikawa were granted net new shares of 21,140, 11,880 and 8,400, respectively.

BASE SALARIES

    Base salaries are reviewed and adjusted by the Compensation Committee on an annual basis. The Compensation Committee seeks to ensure that the base salaries are established at levels considered appropriate in light of responsibilities and duties of the executive officers as well as at levels competitive to amounts paid to executive officers of its peer group. In determining an individual executive's actual base salary, the Compensation Committee also considers other factors, which may include the executive's past performance and contributions to our success. Base compensations for Messrs. Dimitriadis, Pieczynski and Ishikawa for 1999 were $400,000, $265,000 and $225,000, respectively.

BONUSES

    Bonuses are awarded based on our overall performance and individual performance of each executive officer. The amounts awarded may vary from year to year and may be awarded to executive officers in other forms such as stock awards in lieu of cash payments. The regulatory and reimbursement environments in which nursing homes operate experienced significant adverse changes in 1998 and 1999. The negative impact of these changes caused many long-term care operating companies, including certain companies that operate some of our properties, to file for reorganization under Chapter 11 of the Bankruptcy Code. In connection with this, management was pro-active in reducing the Company's exposure to properties operated by troubled operators. An example of this is that as of September 30, 1998, Sun Healthcare ("Sun") operated 70 facilities, representing approximately 20% ($178.8 million) of our gross real estate investment portfolio. By December 31, 1999, Sun operated 41 facilities representing approximately12% ($111.6 million) of our gross real estate investment portfolio. In spite of the bankruptcies and the troubled environment, our fully diluted funds from operations per share only declined from $1.68 in 1998 (pro-forma for the spin-off of LTC Healthcare) to $1.64 in 1999.

    In 1998 the Company completed a spin-off of LTC Healthcare, Inc. as a strategy to create a separate company that would be qualified and prepared to potentially assume operations of properties that could be effected in bankruptcy filings by current operators. As a result, management developed and implemented a successful strategy to provide a structure and relationship to help mitigate the possible negative impact on its properties being operated by companies who have filed for bankruptcy protection. As of March 31, 2000, LTC Healthcare, Inc. was operating 30 facilities that are owned by LTC Properties. All of these facilities had been operated by companies who had ultimately filed for bankruptcy protection.

    During 1999, our stock price declined from $16.625 at December 31, 1998 to $8.4375 at December 31, 1999. In order to further align the executive officers' interests with the interests of the shareholders, a recommendation was made by management to the compensation committee that no bonuses be granted to executive officers in 1999. Rather, a recommendation was made to contribute the bonus that would be paid to each executive officer to the deferred compensation plan. The compensation committee accepted this recommendation and made a determination to contribute $500,000, $140,000 and $120,000 to the deferred compensation plan for Messrs. Dimitriadis, Pieczynski and Ishikawa, respectively. These amounts were, in turn, used to purchase additional shares of the Company.

STOCK OPTION PLANS

    We have adopted the Restated 1992 Stock Option Plan and the 1998 Equity Participation Plan under which awards may be granted including stock options (incentive or non-qualified), stock appreciation rights, restricted stock, deferred stock and dividend equivalents. We reserved 1,400,000 shares of common stock for issuance under the Restated Plan and 500,000 shares for issuance under the Equity Participation Plan. Both plans are administered by the Compensation Committee which sets the terms and provisions of the awards granted under the plans. Incentive stock options, stock appreciation rights, restricted stock, deferred stock and dividend equivalents may only be awarded officers and other full-time employees to promote our long-term performance and specifically, to retain and motivate senior management to achieve a sustained increase in stockholder value. Non-qualified stock options, stock appreciation rights, restricted stock, deferred stock and dividend equivalents may be awarded to non-employee directors, officers, other employees, consultants and other key persons who provide services to us. Currently, the plans have no pre-set formula or criteria for determining the number of options that may be granted. The Compensation Committee reviews and evaluates the overall compensation package of the executive officers and determines the awards based on our overall performance and the individual performance of the executive officers. In March 1999, all outstanding shares of restricted stock were cancelled and replaced with a new restricted stock grant with a performance based vesting schedule. In connection with this, during 1999, Messrs. Dimitriadis, Pieczynski and Ishikawa were granted net new shares of 21,140, 11,880 and 8,400, respectively.

POLICY WITH RESPECT TO SECTION 162(m)

    The Compensation Committee has considered the anticipated tax treatment to us regarding the compensation and benefits paid to the executive officers in light of the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended. Under Section 162(m), the amount of compensation paid to our chief executive officer and certain other highly compensated executives that is deductible for federal income tax purposes is limited to $1,000,000 annually, subject to certain performance, disclosure, and stockholder approval requirements. Our basic philosophy is to strive to provide such executive officers with a compensation package that will balance the deductibility of such payments for us with the necessity to provide competitive compensation packages. Certain types of compensation payments and their deductibility depend upon the timing of the executive officer's vesting or exercise of previously granted rights. Certain compensation arising from restricted stock awarded to executive officers under our 1992 Stock Option Plan does not meet the requirements of section 162(m). If awards under the 1998 Equity Participation Plan constitute qualified performance-based compensation, such awards will not be subject to the
Section 162(m) deduction limitation.

    Interpretations of and changes in the tax laws and other factors beyond the compensation committee's control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

April 17, 2000

                                          Compensation Committee
                                          Edmund C. King, Chair
                                          Sam Yellen

                            STOCK PERFORMANCE GRAPH

    This graph compares the cumulative total stockholder return on our common stock from December 31, 1994 to December 31, 1999 with the cumulative stockholder total return of (1) the Standard & Poor's 500 Stock Index and (2) the NAREIT Hybrid REIT Index. The comparison assumes $100 was invested on December 31, 1993 in our common stock and in each of the foregoing indices and assumes the reinvestment of dividends.

                         TOTAL RETURN STOCK PERFORMANCE

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         NAREIT HYBRID  S&P 500  LTC PROPERTIE
Dec '94         100.00   100.00         100.00
Dec '95         122.99   137.43         120.75
Dec '96         159.09   168.98         161.30
Dec '97         176.20   225.37         195.21
Dec '98         116.25   289.78         174.86
Dec '99          74.52   350.72         102.07

    The stock performance depicted in the above graph is not necessarily indicative of future performance. The stock performance graph and compensation committee report shall not be deemed incorporated by reference into any filing by us under the Securities Act or the Exchange Act except to the extent that we specifically incorporate such information by reference, and shall not otherwise be deemed filed under such Acts.

REQUIRED VOTE AND RECOMMENDATIONS

    The affirmative vote of a plurality of all the votes cast at a meeting at which a quorum is present is necessary for the election of directors as set forth in this Proposal 1. For purposes of this Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum for Proposal 1. Properly executed and unrevoked proxies will be voted FOR the nominees set forth in Proposal 1 unless contrary instructions or an abstention are indicated in the proxy.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL
                     THE NOMINEES SET FORTH IN PROPOSAL 1.

                                   PROPOSAL 2

               AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE
                 NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK

    The Company's Articles of Incorporation presently authorize the issuance of a total of 40,000,000 shares of Common Stock, par value $0.01, and 10,000,000 shares of Preferred Stock, par value $0.01. Of such presently authorized shares of Common Stock, 26,053,254 shares were issued and outstanding as of March 31, 2000, the record date for the annual meeting. Of the presently authorized shares of Preferred Stock, 7,080,000 shares were issued and outstanding as of the record date, consisting of 3,080,000 shares of 9.5% Series A Cumulative Preferred Stock, 2,000,000 shares of 9.0% Series B Cumulative Preferred Stock, 2,000,000 shares of Series C Convertible Preferred Stock. In addition, 40,000 shares of Series D Junior Participating Preferred Stock are reserved for issuance on exercise of rights issued pursuant to that certain Rights Agreement, dated as of May 2, 2000, by and between the Company and Harris Trust and Savings Bank, as rights agent.

    The Board of Directors has adopted a proposed amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Preferred Stock from 10,000,000 to 20,000,000. The proposed amendment would amend the first sentence of Article SEVENTH of the Company's Articles of Incorporation to read as follows: "The total number of shares of stock of all classes which the Corporation has the authority to issue is sixty million (60,000,000) shares, each share having a par value of $.01, of which forty million (40,000,000) shares shall be Common Stock (or shares of one or more classes of "Excess Common Shares" as provided in Section 9.3 hereof), and twenty million (20,000,000) shares shall be Preferred Stock (or shares of one or more classes of "Excess Preferred Shares as provided in said Section 9.3)."

    The additional Preferred Stock, if so authorized, could be issued at the discretion of the Board of Directors without any further action by the stockholders. The terms of the additional Preferred Stock, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters, will be determined by the Board of Directors. Such terms could include rights and preferences senior to those of the holders of the Common Stock.

    The Board of Directors believes that increasing the number of shares of Preferred Stock the Company is authorized to issue will provide the Company with flexibility to issue Preferred Stock for a variety of corporate purposes. The Company could issue the Preferred Stock in connection with efforts to raise additional capital of the Company, make acquisitions and other corporate purposes. In addition, the Company is exploring the feasibility of making an offer to the existing holders of the Company's Common Stock to exchange all or a portion of their shares of Common Stock for a new series of Preferred Stock having rights, privileges and preferences to be established by the Board of Directors. The Company's efforts in this regard are preliminary and there can be no assurance that the Company will make such an offer. Except for the possible exchange offer, the Company has no existing plans or commitments that would otherwise involve the issuance of additional shares of Preferred Stock.

    In addition, the availability of additional shares of Preferred Stock could enhance the Board of Director's bargaining capability on behalf of the shareholders in a takeover situation and could, under some circumstances, be used to render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities, or the removal of incumbent management, even if such a transaction were favored by the holders of the requisite number of the then outstanding shares. Accordingly, shareholders of the Company might be deprived of an opportunity to consider a takeover proposal that a third party might consider if the Company did not have authorized but unissued shares of Preferred Stock. The Company is not aware of any present efforts to gain control of the Company. If such a proposal was presented, the Board of Directors would make a recommendation in accordance with its fiduciary duties to the Company's shareholders.

    The Company's Board of Directors has also adopted on May 2, 2000, a stockholder rights plan. Under the rights plan, the Company will distribute preferred stock purchase rights to the holders of record of Common Stock on May 24, 2000. Each right will entitled the holder to buy 1/1000th of a share of the Company's Series D Junior Participating Preferred Stock at an exercise of $16 for each 1/1000th of a share. The rights will be exercisable and will trade separately from the Common Stock only in the event that a person or group of persons not approved by the Board of Directors becomes the beneficial owner of 15% or more of the Common Stock or commences a tender or exchange offer which would have that result. If any person or group not approved by the Board of Directors does become a beneficial owner of 15% or more of the Common Stock, the other stockholders will be able to exercise the rights and purchase Common Stock having twice the value of the exercise price of the rights. Additionally, if the Company is involved in certain mergers where its shares are exchanged or certain major sales of its assets occur subsequent to certain events, stockholders who have not previously exercised rights will be able to purchase for the exercise price of the rights shares of common stock of the acquiring person having twice the value of the exercise price. The effect of the rights plan is to render more difficult a merger, tender offer, proxy contest or assumption of control of the Company's voting securities, without approval of the Company's Board of Directors.

    An affirmative vote by holders of two-thirds of the outstanding shares of Common Stock entitled to vote at the annual meeting is required to approve the amendment set forth in Proposal 2. For purposes of this Proposal 2, abstentions and broker non-votes will have the effect of a vote "AGAINST" the Proposal 2. Properly executed and unrevoked proxies will be voted FOR Proposal 2 unless contrary instructions or an abstention are indicated in the proxy.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE
               ARTICLES OF INCORPORATION SET FORTH IN PROPOSAL 2.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

    To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all directors, executive officers and persons who beneficially own more than 10% of our common stock have complied with the reporting requirements of Section 16(a).

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Ernst & Young LLP audited our financial statements for the year ended December 31, 1999 and have been our auditors since our organization in May 1992. The directors have selected the firm of Ernst & Young LLP as our independent accountants for the fiscal year ending December 31, 2000. A representative of Ernst & Young LLP is expected to be present at the June 23, 2000 Annual Meeting and will have an opportunity to make a statement if he desires to do so, and such representative is expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at the 2001 Annual Meeting must be received by the Company for inclusion in its proxy statement by February 28, 2001. To assure that a stockholder's proposal is included in the proxy statement, it will be necessary for the stockholder to comply with the regulations of the SEC governing inclusion of such proposals.

    Stockholders may directly nominate persons for director only by complying with the procedure set forth in the Company's By-Laws. The Bylaws require that the stockholder submit the names of such persons in writing to the Secretary of the Company not less than 60 days nor more than 150 days prior to the date of the preceding year's annual meeting. The nominations must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director and as to the stockholder giving the notice (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Company's capital stock which are beneficially owned by such person on the date of such stockholder notice, (d) such nominee's consent to serve as a director if elected and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on the Company's books, of such stockholder to be supporting such nominees and (b) the class and number of shares of the Company's capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice.

    Matters may be brought before the meeting by stockholders only if notice is delivered to the principal executive offices of the Company not less than 60 days nor more than 150 days prior to the anniversary of the last annual meeting of stockholders. Each such stockholder notice shall set forth (i) as to each matter the stockholder proposes to bring before the annual meeting, (a) a brief description of the matter desired to be brought before the annual meeting and the reasons for bringing such matter before the annual meeting and (b) any material interest of the stockholder in such matter; and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on the Company's books, of such stockholder and any other stockholders known by such stockholder to be supporting the bringing of such matter before the annual meeting as of the date of such stockholder notice and (b) the class and number of shares of the Company's capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholder known by such stockholder to be supporting the bringing of such matter before the annual meeting as of the date of such stockholder notice.

                                 OTHER MATTERS

    The cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, our directors and officers, without receiving any additional compensation, may solicit proxies personally, by telephone or telegraph. We will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of common shares and will reimburse them for their expenses in doing so. We have retained the services of Corporate Investor Communications, Inc. for a fee of $4,500 plus out-of-pocket expenses, to assist in the solicitation of proxies.

    Our Annual Report to Stockholders, including our audited financial statements for the year ended December 31, 1999 was previously being mailed to all stockholders of record as of March 31, 2000. The Company's Annual Report on Form 10-K for the year ended December 31, 1999 and the Company's Quarterly Report on Form 10-Q are incorporated herein by reference. WE WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 1999 AND/OR OUR QUARTELY REPORT ON FORM 10-Q FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH

REQUESTS SHOULD BE DIRECTED TO OUR CORPORATE SECRETARY, AT 300 ESPLANADE DRIVE SUITE 1860, OXNARD, CA 93030.

    ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ James J. Pieczynski

                                          James J. Pieczynski
                                          President and Chief Financial Officer

Oxnard, California
May 25, 2000

                            LTC PROPERTIES, INC.

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS--June 23, 2000

   The undersigned hereby appoints: Andre C. Dimitriadis and James J. Pieczynski, or either of them, each with the power of substitution, as Proxies, and hereby authorizes each of them to represent and vote, as designated below, the shares held of record by the undersigned at the annual meeting of stockholders of LTC Properties, Inc. to be held at the Marriott Residence Inn, Oxnard, California, on Friday, June 23, 2000 at 10:00 A.M.
(PDT), or any adjournments or postponements thereof, as designated below, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

           PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY
                       USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                       -     FOLD AND DETACH HERE     -

                              LTC PROPERTIES, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

                                                      For    Withheld    For All
                                                      All      All       Except
1.   ELECTION OF DIRECTORS--Nominees:                 / /      / /         / /
     01-Andre C. Dimitriadis, 02-Edmund C. King,
     03-James J. Pieczynski, 04-Wendy L. Simpson
     05-Timothy J. Triche, M.D. and 06-Sam Yellen.

2.   Proposal to amend Articles of Incorporation      For    Against    Abstain
     to increase authorized number of shares of       / /      / /        / /
     Preferred Stock from 10,000,000 to 20,000,000

     ---------------------------
     Nominee Exception

     In accordance with the judgments of the Proxies, upon any other matter that may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

     This Proxy will be voted as directed. If no contrary direction is made, this Proxy will be voted "FOR" all nominees listed under Item (1) and "FOR" the proposal listed in Item(2).


Dated:                                    , 2000
       -----------------------------------

Signature(s)
             -----------------------------------

             -----------------------------------

IMPORTANT: PLEASE SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, ADD SUCH TITLE IN YOUR SIGNATURE. NOTE: IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE DATE AND SIGN EACH CARD AND RETURN ALL PROXY CARDS IN THE ENCLOSED ENVELOPE.


--------------------------------------------------------------------------------
                       -     FOLD AND DETACH HERE     -

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.